Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	August 7, 2003
949-250-7781

CALC Reports Second Quarter Results

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $300,000, or $.03 per share-basic, for the three months ended June 30, 2003. The second quarter results reflect gross operating profit of $1.6 million from deliveries of 29 homes at the Company’s homebuilding projects primarily in North Corona and Riverside, California. In addition, the recent quarters’ results reflect $200,000 of income from unconsolidated joint ventures. These income items were partially offset by selling, general and administrative expenses of $900,000 and other expenses of $600,000 resulting from increasing an accrual for environmental remediation costs.

The recent quarter’s operations were less profitable than the second quarter of 2002, when the Company had net income of $600,000, or $.06 per share – basic. The Company generated $900,000 more in gross operating profit from home sales in the second quarter of 2003 compared with the second quarter of 2002. However, this improvement was more than offset by the environmental accrual mentioned above and the absence in the 2003 period of $600,000 of other income, primarily from gains on sales of short-term investments which occurred during the second quarter of 2002. The second quarter of 2002 results reflect $700,000 of gross operating profit from delivery of 19 homes. Selling, general and administrative expenses for the second quarter of 2002 were $900,000, including $159,000 of non-cash compensation expense recorded pursuant to variable accounting for stock options in accordance with APB 25, as further discussed below.

The Company reported $9.2 million in revenues for the second quarter of 2003 from the 29 home deliveries described above. This represents a $4.1 million, or 80%, increase compared with $5.1 million in revenues from 19 home deliveries at the North Corona and Yucaipa projects for the comparable 2002 period. The increase in the average price of homes delivered from $268,000 in the second quarter of 2002 to $317,000 during the second quarter of 2003 reflects the higher sales prices realized at the Riverside project as compared to the Yucaipa project, as well as increases in home prices over the past year. The current quarter gross margin of 17% compares favorably with the prior period margin which was 14%. The higher profit margin in the current period reflects increases in home prices over the past year and the higher margin realized at the Riverside project as compared to the Yucaipa project.

The Company also reported net income of $100,000, or $.01 per share-basic for the first six months of 2003.  Results for the first half of 2003 reflect $2.2 million of gross operating profit from delivery of 42 homes, and income of $300,000 from the Company’s unconsolidated joint ventures. These income items were largely offset by $1.7 million of selling, general and administrative expenses and $700,000 of other expense due to the additional environmental accrual described above.

Prior to the second quarter of 2003, the Company accounted for its stock-based employee compensation plan using the recognition and measurement principles (intrinsic value method) of Accounting Principles Board (“APB”) Opinion No. 25,  “Accounting for Stock Issued to Employees” (“APB 25”) and the related Financial Accounting Standards Board  (“FASB”) Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”). As a result of the May 2001 repricing of outstanding stock options, the Company accounted for the options as variable awards and recorded non-cash stock-based compensation expense on a cumulative basis as the difference between the option exercise price and the quoted market price of the Company’s common stock.  From May 2001 through the first quarter of 2003, non-cash compensation expense was reflected for price adjustments recorded pursuant to variable accounting for repriced options.

During the second quarter of 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock-Based Compensation.”  For this change in accounting, the Company selected the “modified prospective method” of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123.”  Under this method, the change is retroactive to January 1, 2003, which resulted in the reversal of $476,000 of non-cash compensation expense recorded during the first quarter of 2003 as prescribed by SFAS 148. This adjustment has been reflected accordingly in the Company’s results for the first half of 2003. In accordance with SFAS 148, results for prior years have not been restated. SFAS 123 states that the adoption of the fair value based method is a change to a preferable method of accounting. Management believes that use of the fair value based method to record employee stock-based compensation expense is consistent with the accounting for all other forms of compensation.

The operations for the first half of 2003 were less profitable than the first half of 2002 when the Company reported net income of $1.6 million, or $.16 per share – basic, which was primarily due to $1.5 million of income tax benefits as further described below. The Company generated $1.3 million more in gross operating profit from home sales during the first half of 2003 compared with the first half of 2002.

However, this improvement was offset by a $1.3 million decrease in other expense (income), net, reflecting the environmental accrual mentioned above in the second quarter of 2003 and the absence in the 2003 period of $600,000 of other income primarily from gains on sales of short-term investments in the second quarter of 2002. For the first six months of 2002, the Company reported gross operating profit of $900,000, reflecting the delivery of 31 homes at the Company’s homebuilding projects, and $600,000 of income from unconsolidated joint ventures. Selling, general and administrative expenses for the first half of 2002 were $1.9 million, which included $302,000 of stock options expense in accordance with APB 25.

The income tax benefit for the first half of 2002 includes a $1.3 million reduction in reserves for estimated state income tax liabilities for prior years.  The Company has consistently evaluated its tax reserves based on an analysis of open statutes by state. Tax reserves are reduced by the estimated exposure for each individual state upon expiration of the state’s statute of limitations. The income tax benefit for the first half of 2002 also includes approximately $400,000 of current and deferred tax benefits from a first quarter tax law change and reductions in the valuation allowance on post-Reorganization state NOLs. These tax benefits were partially reduced by a $200,000 deferred income tax provision. The deferred income tax provision was offset by utilization of net operating losses.

The Company reported $13.1 million in revenues for the first six months of 2003, reflecting the delivery of 42 homes at the Company’s homebuilding projects. This represents a $5.1 million, or 64% increase compared with $8.0 million in revenues during the first six months of 2002, which reflects the delivery of 31 homes. The increase in the average price of homes delivered, from $258,000 in the first half of 2002 to $312,000 in the first half of 2003, primarily reflects home price appreciation experienced in the past year. The gross margin for the first six months of 2003 was 17%, reflecting the aggregate margin on the North Corona and Riverside projects, as compared to the gross margin of 14% for the prior year’s first six months, reflecting home deliveries at the Yucaipa and North Corona projects.

As of June 30, 2003, the Company had internally financed approximately $17 million of net investments in homebuilding projects in the “Inland Empire” area of southern California, which includes Riverside and San Bernardino counties. These projects are currently expected to generate approximately $22 million of positive cash flows during the next 24 months, based on present economic conditions and housing market trends.

The nature of the Company’s business, including its limited inventory of buildable lots, is such that the number of active selling communities over a given time period may often cause significant fluctuations in operating results from quarter to quarter and from year to year.  All three of the Company’s active homebuilding projects are located in the Inland Empire, which has experienced significant population and job growth in the past decade. While continued growth is expected, partially due to the limited supply of affordably priced housing in coastal areas such as Orange County, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth to discontinue. The Company is continuing to pursue land development and lot acquisition opportunities throughout southern California.

The 208-acre Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, CA, is the Company’s principal asset, representing 77% of total assets at June 30, 2003. In July 2002, Orange County’s Board of Supervisors upheld the Planning Commission’s approval of the Company’s site plan for development of 379 single-family homes on the upper mesa of the Company’s Bolsa Chica property.  This development plan also requires approval by the California Coastal Commission.  The Company submitted a Coastal Development Permit (“CDP”) application for this plan to the Coastal Commission in November 2002. The Company is in the process of responding to comments from the Coastal Commission staff to have its CDP application deemed complete, and currently expects the Coastal Commission to hold a public hearing on the CDP early next year; however there can be no assurance that further delays will not be encountered.

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 208 acres on the Bolsa Chica mesa, along with an additional 100 acres on the Huntington mesa at Bolsa Chica.  Hearthside Homes recently completed 86 homes in the Chapman Heights master-planned golf-course community in Yucaipa, CA, and is currently building 176 homes in the Providence Ranch community in Riverside County, CA, 84 homes in the Victoria Grove community in Riverside County and is scheduled to begin construction of 77 homes at an infill project in Chino, CA in the third quarter of 2003.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of litigation, regulatory approval processes or administrative proceedings (including, but not limited to ongoing administrative proceedings related to the Company’s principal asset, the Bolsa Chica Mesa), cash flows or sales, the Company’s ability to acquire residential lots, and other statements contained herein that are not historical facts.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC

STATEMENT OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002

Revenues	$9.2	$5.1	$13.1	$8.0

Costs of sales	7.6	4.4	10.9	7.1

Gross operating profit	1.6	.7	2.2	.9

Selling, general and administrative expenses	.9	.9	1.7	1.9
Interest expense	—	—	.1	.1
Income from unconsolidated joint ventures	(.2)	—	(.3)	(.6)
Other expense (income), net	.6	(.6)	.7	(.6)

Income before income taxes (a)	.3	.4	—	.1

Provision (benefit) for income taxes (b)	—	(.2)	(.1)	(1.5)

Net income	$.3	$.6	$.1	$1.6

Earnings per common share-basic	$.03	$.06	$.01	$.16

Earnings per common share-diluted	$.03	$.06	$.01	$.15

Weighted average common shares outstanding-basic	10.1	10.1	10.1	10.1

Weighted average common shares outstanding-diluted	10.8	10.8	10.8	10.8

(a)                                  Selling, general and administrative expenses include approximately $159,000 and $302,000 of non-cash compensation expense, recorded pursuant to variable accounting for stock options, for the three and six months ended June 30, 2002. Due to the Company’s adoption of Statement of Financial Accounting Standards No. 123 effective as of January 1, 2003, there is no such expense during the comparable periods of 2003.

(b)                                 The provision (benefit) for income taxes reflects reductions in reserves of $100,000, $400,000, $100,000 and $1.3 million, respectively, for the three months ended June 30, 2003 and 2002 and the six months ended June 30, 2003 and 2002.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

	June 30, 2003	December 31, 2002

ASSETS

Cash and cash equivalents	$5.3	$9.2

Real estate held for current development or sale	39.4	25.0

Land held for future development	152.8	151.9

Other assets	1.8	1.5

Total Assets	$199.3	$187.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$4.3	$5.0

Project debt	18.1	9.8

Other liabilities	12.1	12.9

Total liabilities	34.5	27.7

Minority interest	3.9	—

Stockholders’ equity (a)	160.9	159.9

	$199.3	$187.6

Shares outstanding (b)	10.8	10.8

Book value per share (b)	$14.90	$14.81

(a)                                  Increase since December 31, 2002 reflects $900,000 from reversal of valuation reserve on pre-Reorganization net operating losses.

(b)                                 Assumes exercise of outstanding stock options to purchase 754,996 shares.